                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         SOUTH STREET FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------

Notes:

                         SOUTH STREET FINANCIAL CORP.
                              POST OFFICE BOX 489
                             155 WEST SOUTH STREET
                        ALBEMARLE, NORTH CAROLINA 28001
                                (704) 982-9184

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 18, 1997

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of South Street Financial Corp. (the "Company") will be held on February 18, 1997, at 7:00 p.m., Eastern Time, at the main office of the Company at 155 West South Street, Albemarle, North Carolina.

     THE PURPOSES OF THE ANNUAL MEETING ARE:

     1. To elect six persons who will serve as directors of the Company for one-year terms or until their successors are duly elected and qualified;

     2. To ratify the selection of McGladrey & Pullen, LLP as the independent auditor for the Company for the fiscal year ending September 30, 1997; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be considered at the Annual Meeting.

     The Board of Directors has established January 7, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Only record holders of the Common Stock of the Company as of the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient shares present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.


                                    By Order of the Board of Directors



                                    R. Ronald Swanner
                                    Secretary
Albemarle, North Carolina
January 15, 1997


A FORM OF PROXY IS ENCLOSED TO ENABLE YOU TO VOTE YOUR SHARES AT THE ANNUAL MEETING. YOU ARE URGED, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, TO COMPLETE, SIGN, DATE AND RETURN THE PROXY PROMPTLY. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                         SOUTH STREET FINANCIAL CORP.


                                Proxy Statement

                      1997 Annual Meeting of Stockholders
                               February 18, 1997


               SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

GENERAL

          This Proxy Statement is being furnished to stockholders of South Street Financial Corp. (the "Company") in connection with the solicitation by the board of directors of the Company (the "Board of Directors" or "Board") of proxies to be used at the 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held on February 18, 1997, at 7:00 p.m., Eastern Time, at the offices of the Company at 155 West South Street, Albemarle, North Carolina, and at any adjournments thereof. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about January 17, 1997.

          Other than the matters listed on the attached Notice of 1997 Annual Meeting of Stockholders, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

REVOCABILITY OF PROXY

          A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a beneficial owner of shares of the Company's common stock (the "Common Stock") that are not registered in your own name, you will need appropriate documentation from the holder of record of your shares to vote personally at the Annual Meeting.

SOLICITATION

          The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses, if any. In addition to the use of the mail, proxies may be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company and its wholly-owned savings bank subsidiary, Home Savings Bank of Albemarle, S.S.B. (the "Bank"), without additional compensation therefor. Brokerage houses and nominees have been requested to forward these proxy materials to the beneficial owners of shares held of record by such persons and, upon request, the Company will reimburse such persons for their reasonable out-of-pocket expenses in doing so.

VOTING SECURITIES AND VOTE REQUIRED FOR APPROVAL

          Regardless of the number of shares of Common Stock owned, it is important that stockholders be present in person or represented by proxy at the Annual Meeting. Stockholders are requested to vote by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. Any shareholder may vote for, against, or abstain from voting on any matter to come before the Annual Meeting. If the enclosed proxy is properly marked, signed, dated and returned, and not revoked, it will be voted in accordance with the instructions therein. If no instructions are given, the proxy will be voted FOR the nominees for election to the Board of Directors
                    ---
named in this Proxy Statement and for the other matters described in this Proxy Statement calling for a vote of the stockholders. If instructions are given with respect to some but not all proposals, such instructions as are given will be followed, but the proxy will be voted FOR the proposals on which no
                                         ---
instructions are given.

          The close of business on January 7, 1997, has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of the Record Date, the Company had outstanding 4,496,500 shares of Common Stock and there were approximately 741 stockholders, excluding shares held in street name. Each share of Common Stock entitles its owner to one vote on each matter calling for a vote of stockholders at the Annual Meeting.

          The presence, in person or by proxy, of the holders of at least a majority of shares of the Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Since many of our stockholders cannot attend the Annual Meeting, it is necessary that a large number be represented by proxy. Accordingly, the Board of Directors has designated proxies to represent those stockholders who cannot be present in person and who desire to be so represented. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

          In order to be elected, a nominee need only receive a plurality of the votes cast in the election of directors. As a result, those persons nominated who receive the largest number of votes will be elected as directors. Accordingly, shares not voted for any reason respecting any one or more nominees will not be counted as votes against such nominees.

          The proposal to ratify the appointment of the Company's independent auditor for the 1997 fiscal year will be approved if a plurality of the votes cast vote in favor of the proposal.

          Abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will not be counted in tabulating the votes cast on any proposal submitted to the stockholders. Broker non-votes will not be counted either for determining the existence of a quorum or for tabulating votes cast on any proposal.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that any person or group who acquires the beneficial ownership of more than 5% of the Common Stock notify the Securities and Exchange Commission (the "SEC") and the Company. Following is certain information, as of the Record Date, regarding all persons or groups, as defined in the Exchange Act, who held of record or who are known to the Company to own beneficially, more than 5% of the Company's Common Stock.

                                     AMOUNT AND
                                     NATURE OF      PERCENTAGE
                                     BENEFICIAL         OF
NAME AND ADDRESS                    OWNERSHIP/1/     CLASS/2/
----------------                   --------------   ----------
Caldwell A. Holbrook, Jr.            361,720/3/       8.04%
1700 Bellamy Circle
Albemarle, NC 28001

Joel A. Huneycutt                    374,720/4/       8.33%
P. O. Box 167
Renee Ford Road
Locust, NC 28097

Douglas Dwight Stokes                380,777/5/       8.47%
1009 Ridge Street
Albemarle, NC 28001

Greg E. Underwood                    369,720/6/       8.22%
32283-B Austin Road
New London, NC 28127

------------
/1/Unless otherwise noted, all shares are owned directly or indirectly by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.

/2/Based upon a total of 4,496,500 shares of Common Stock outstanding at the Record Date.

/3/Mr. Holbrook serves as a trustee of the Home Savings Bank of Albemarle, Inc., S.S.B. Employee Stock Ownership Plan (the "ESOP") which holds 359,720 shares of the Company's Common Stock. The trustees of such plan share certain voting and investment power of such shares.

/4/Mr. Huneycutt serves as a trustee of the ESOP which holds 359,720 shares of the Company's Common Stock. The trustees of such plan share certain voting and investment power of such shares. This number also includes 1,737 shares held by Mr. Huneycutt's wife. Mr. Huneycutt disclaims beneficial ownership of such shares.

/5/Mr. Stokes serves as a trustee of the ESOP which holds 359,720 shares of the Company's Common Stock. The trustees of such plan share certain voting and investment power of such shares.

/6/Mr. Underwood serves as a trustee of the ESOP which holds 359,720 shares of the Company's Common Stock. The trustees of such plan share certain voting and investment power of such shares.

          Set forth below is certain information as of the Record Date regarding beneficial ownership of the Common Stock by each of the members of the Board of Directors (including nominees for re-election at the Annual Meeting), each of the members of the Board of Directors of the Bank, certain executive officers of the Company and the Bank, and the directors and all executive officers of the Company and the Bank as a group (all persons listed are directors of the Company and the Bank).


                                                         AMOUNT AND
                                                         NATURE OF       PERCENTAGE
                                                         BENEFICIAL          OF
NAME AND ADDRESS                                       OWNERSHIP/1,2/    CLASS/(3)/
----------------                                       --------------    -----------
Caldwell A. Holbrook, Jr.                                 361,720/4/        8.04%
1700 Bellamy Circle
Albemarle, NC 28001

Joel A. Huneycutt                                         374,720/5/        8.33%
P.  O.  Box 167
Renee Ford Road
Locust, NC 28097

Douglas Dwight Stokes                                     380,777/6/        8.47%
1009 Ridge Street
Albemarle, NC 28001

Greg E. Underwood                                         369,720/7/        8.22%
32283-B Austin Road
New London, NC 28127

Carl M. Hill, President and Chief Executive Officer        43,200/8/        0.96%
 of the Company and the Bank
1415 Melchor Road
Albemarle, NC 28001

R. Ronald Swanner, Executive Vice President of the         10,000           0.22%
 Company and the Bank and Secretary of the
 Company
1415 North Ridge Drive
Albemarle, NC 28001

Directors and all executive officers as a group (6        460,977/9/       10.25%
 persons)

------------
/(1)/Voting and investment power is not shared unless otherwise indicated.

/(2)/Unless otherwise noted all shares are owned directly or indirectly by the named individuals, by their spouses or minor children, or by other entities controlled by the named individuals.

/(3)/Based upon a total of 4,496,500 shares of the Common Stock outstanding at the Record Date.

/(4)/Mr. Holbrook serves as a trustee of the ESOP which holds 359,720 shares of the Company's Common Stock. The trustees of such plan share certain voting and investment power of such shares.

/(5)/Mr. Huneycutt serves as a trustee of the ESOP which holds 359,720 shares of the Company's Common Stock. The trustees of such plan share certain
     voting and investment power of such shares.   This number also includes
     1,737 shares held by Mr. Huneycutt's wife. Mr. Huneycutt disclaims beneficial ownership of such shares.

/(6)/Mr. Stokes serves as a trustee of the ESOP which holds 359,720 shares of the Company's Common Stock. The trustees of such plan share certain voting and investment power of such shares.

/(7)/Mr. Underwood serves as a trustee of the ESOP which holds 359,720 shares of the Company's Common Stock. The trustees of such plan share certain voting and investment power of such shares.

/(8)/This number includes 3,200 shares held by Mr. Hill's wife. Mr. Hill disclaims beneficial ownership of such shares.

/(9)/The 359,720 shares held by the ESOP for which the trustees, Messrs.
     Holbrook, Huneycutt, Stokes and Underwood, share voting and investment power have been included only once in the total number of shares owned beneficially by the directors and executive officers as a group.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the fiscal year ended September 30, 1996, all of its executive officers and directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements; however, the Initial Statement of Beneficial Ownership on SEC Form 3 for the executive officers and directors was filed immediately following the consummation of the Bank's conversion from mutual to stock form (the "Conversion") and the Company's initial public offering on October 2, 1996 rather than in August, 1996 when its registration statement under the Exchange Act was declared effective.


                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

GENERAL

     The Certificate of Incorporation of the Company provides that the number of directors of the Company shall not be less than five nor more than fifteen. The exact number of directors shall be fixed or changed from time to time by the Board of Directors. The Board of Directors has currently fixed the size of the Board at six members.

     The Board of Directors has nominated the six persons named below for election as directors for terms of one year or until their earlier death, resignation, retirement, removal or disqualification or until their successors are elected and qualified.

     The persons named in the accompanying form of proxy intend to vote any shares of the Common Stock represented by valid proxies received by them to elect the six nominees listed below as directors, unless authority to vote is withheld or such proxies are revoked. Each of the nominees for election is currently a member of the Board of Directors. In the event that any of the nominees should become unavailable to accept nomination or election, it is intended that the proxyholders will vote to elect in his stead such other person as the present Board of Directors may recommend or to reduce the number of directors to be elected at the Annual Meeting by the number of such persons unable or unwilling to serve (subject to the requirements of the Company's Certificate of Incorporation). The present Board of Directors has no reason to believe that any of the nominees named herein will be unable to serve if elected to office. In order to be elected as a director, a nominee need only receive a plurality of the votes cast. Accordingly, shares not voted for any reason respecting any one or more nominees will not be counted as votes against such nominees. No shareholder has the right to cumulatively vote his or her shares in the election of directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE FOLLOWING NOMINEES
                                              ---
FOR ELECTION AS DIRECTORS.

     The following table sets forth as to each nominee and each director whose term is continuing, his name, age, principal occupation during the last five years and the year he was first elected as a director of the Bank. All the nominees have previously served as directors of the Bank and were appointed to serve as initial directors of the Company in connection with its incorporation on May 16, 1996.



                                 AGE ON                                                            DIRECTOR
                              SEPTEMBER 30,            PRINCIPAL OCCUPATION             TERM       OF BANK
NAME                             1996                 DURING LAST FIVE YEARS           EXPIRES      SINCE
----                          -------------   ---------------------------------------- -------     --------
                                                                                                 < C>
Carl M. Hill                     64           President and CEO, the Company and         1998        1961
                                              the Bank

Caldwell A. Holbrook, Jr.        49           Partner, D.A. Holbrook & Sons, General     1998        1985
                                              Contractors

Joel A. Huneycutt                54           President, Locust Lumber Company,          1998        1984
                                              Inc.

Douglas Dwight Stokes            50           Owner and President, Stokes                1998        1988
                                              Construction Company

R. Ronald Swanner                48           Executive Vice President, the Company      1998        1981
                                              and the Bank; Secretary of the Company

Greg E. Underwood                33           CPA in private practice; Owner,            1998        1995
                                              Carolina Oil Co. of Albemarle, Inc. and
                                              Barefoot Oil Co. of Albemarle, Inc.;
                                              Secretary/Treasurer of Southeastern
                                              Floral Corp.



BOARD OF DIRECTORS OF THE BANK

     The Bank also has a six-member board of directors which is comprised of the same persons who are currently directors of the Company.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

     The Company was organized in May 1996 by the board of directors of the Bank to acquire the capital stock of the Bank issued in connection with the Conversion. The Company did not actively engage in any business until after consummation of the Conversion on October 2, 1996. Consequently, the meetings of the Board of Directors held during the fiscal year ended September 30, 1996 were held in connection with the organization of the Company and the Conversion. The Board of Directors is scheduled to meet quarterly and may have additional meetings as needed. During fiscal 1996, the Board of Directors held two meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board on which they served during the year ended September 30, 1996.

     The Board of Directors has one standing committee -- the Audit Committee. The Audit Committee of the Board consists of Messrs. Stokes, Underwood and Huneycutt. In the future, this committee will meet annually to review and obtain the annual audit report from the Company's and the Bank's independent auditor and also will meet on an as-needed basis.

     The Bank's board of directors has appointed five standing committees to which certain responsibilities have been delegated -- the Loan Committee, the Audit Committee, the Nominating Committee, the Proxy Committee and the Compensation Committee. The members of the Company's Audit Committee also serve on the Bank's Audit Committee. The Bank's Audit Committee met one time during the fiscal year ended September 30, 1996.

     The Bank's Nominating Committee, composed of Messrs. Holbrook, Huneycutt and Stokes, will serve in that capacity for the Company's Board of Directors. The Bank's Nominating Committee generally meets on an annual basis and met one time during the fiscal year ended September 30, 1996.

     The Bank's Compensation Committee, composed of Messrs. Huneycutt, Holbrook and Stokes, also will serve as the Company's compensation committee. The Bank's Compensation Committee meets on an annual basis and met one time during the fiscal year ended September 30, 1996. In addition, the Bank's board of directors appoints other committees of its members to perform certain more limited functions from time to time.

DIRECTORS' COMPENSATION

     DIRECTORS' FEES. Members of the Board of Directors receive no fees or compensation for their service. However, all members of the Board of Directors also are directors of the Bank and are compensated for that service. For their service on the Bank's board of directors, members of the board, including Mr. Hill and Mr. Swanner, receive a retainer of $2,500 per year and an additional $600 per regular monthly board meeting attended. Mr. Stokes receives an additional $300 per month for his service on the Loan Committee.

     BANK DEFERRED COMPENSATION AGREEMENTS WITH DIRECTORS. 1985 Retirement Payment Agreements. Mr. Hill and Mr. Swanner, as well as two non-employee directors and two retired directors of the Bank, participate in a deferred compensation plan established in 1985 under which such directors, or their designated beneficiaries, would be paid specified amounts over a ten-year period beginning at age 65 (or in one case, age 70) in return for the deferral of certain amounts of the director's fees over a five-year period. If a director dies while serving as a director but before receiving all of his benefits under the agreement, payments will be made to his designated beneficiary, or if none, to his estate.

     As a condition of the agreement, each director has agreed not to engage in activities in competition with the Bank and to provide consulting services to the Bank during the period the retirement benefits are payable.

     1995 Retirement Payment Agreements. In 1995, the Bank entered into additional deferred compensation arrangements with all of its directors. Under the agreements, the Bank will pay each director a specified amount per month for a period of ten years upon the director's attainment of age 65 (or in Mr. Hill's case, beginning in 2000), in return for the deferral of certain amounts of the director's fees over a five-year period.

     If a director dies while serving as a director but before receiving all of his benefits under the agreement, payments will be made to his designated beneficiary, or if none, to his estate, unless the death is by suicide within two years of the execution of the agreement (in which case the deferred fees will be returned, with interest). If a director becomes disabled while serving as a director, but prior to attaining age 65 (or October 1, 2000 for Mr. Hill), the Bank will pay the same benefits that would be payable in the event of the director's death. If a director terminates his service to the Bank for reasons other than death or disability, he or his beneficiary shall be entitled to receive at age 65 (or October 1, 2000 for Mr. Hill) or his prior death only the vested portion of the benefit due under the agreement. Vesting occurs according to a schedule contained in the agreement. If any director's termination of service shall occur after a change in control of the Bank, the director shall be 100% vested in the retirement benefits.

     As a condition of the agreement, each director has agreed not to engage in activities in competition with the Bank and to provide consulting services to the Bank during the period that the retirement benefits are payable.

     BANK DIRECTORS RETIREMENT PLAN. In 1995, the Bank adopted a retirement plan for directors after determining that such a plan would help it attract and retain qualified directors. Under the plan all directors will be paid $1,000 per month over a ten-year period beginning after the director attains 70 years of age (the "Normal Retirement Date"). If a director dies while serving as a director but before receiving all of his benefits under the plan, payments will be made to his designated beneficiary in lump sum or installments at the Bank's option, unless the death is by suicide within two years of the execution of the agreement. If a director becomes disabled while serving as a director, but prior to his Normal Retirement Date, the Bank will pay the benefits due under the plan, either in installments over the ten-year period or in a lump sum payment. If a director terminates his service to the Bank before his Normal Retirement Date for reasons other than death or disability, he or his beneficiary shall be entitled at the Normal Retirement Date or his prior death to receive only the vested portion of the benefits due under the plan. Vesting occurs according to a schedule contained in the agreement. If any director's termination of service shall occur after a change in control of the Bank, the director shall be 100% vested in the retirement benefits.

     As a condition of the agreement, each director has agreed not to engage in activities in competition with the Bank and to provide consulting services to the Bank during the period the retirement benefits are payable.

     The Bank has purchased life insurance on the lives of its directors to fund its obligations under the deferred compensation and directors' retirement plan agreements described above. Total expense related to the above-described agreements was approximately $187,000 for the fiscal year ended September 30,

1996. The Bank's accrued liability for obligations under the plans amounted to $647,000 at September 30, 1996.

EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the persons who are executive officers of either the Company or the Bank or both.



                                                                             EMPLOYED BY
                          AGE ON                                             THE BANK OR
                       SEPTEMBER 30,       POSITIONS AND OCCUPATIONS             THE
NAME                       1996             DURING LAST FIVE YEARS          COMPANY SINCE
----                   -------------       -------------------------        -------------
Carl M. Hill                64             President and Chief Executive        1957
                                           Officer of the Company and the
                                           Bank

R. Ronald Swanner           48             Executive Vice President of          1974
                                           the Company and the Bank and
                                           Secretary of the Company


EXECUTIVE COMPENSATION

     The executive officers of the Company are not paid any cash compensation by the Company. However, the executive officers of the Company also are executive officers of the Bank and receive cash compensation from the Bank.

     The following table sets forth for the fiscal year ended September 30, 1996 certain information as to the cash compensation received by and the amounts accrued for the benefit of (i) the President and (ii) the Executive Vice President of the Bank. No other executive officer of the Bank had cash compensation during the year ended September 30, 1996 that exceeded $100,000 for services rendered in all capacities to the Bank.

                                                     OTHER ANNUAL
    NAME AND                                         COMPENSATION    ALL OTHER
PRINCIPAL POSITION          YEAR   SALARY    BONUS     ($)/(1)/    COMPENSATION
------------------          ----  --------  -------  ------------  ------------
Carl M. Hill                1996  $155,090  $10,388    - - -       $11,700/(2)/
President and CEO

                            1995  $138,411  $ 7,591    - - -       $ 9,250/(3)/

R. Ronald Swanner           1996  $ 99,720  $ 6,678    - - -       $11,000/(4)/
Executive Vice President

                            1995  $ 91,887  $ 5,694    - - -       $ 9,250/(5)/


(1) Under the "Other Annual Compensation" category, perquisites for the fiscal years ended September 30, 1996 and 1995 did not exceed the lesser of $50,000 or 10% of salary and bonus as reported for either Mr. Hill or Mr. Swanner.
(2) Includes directors' fees of $9,700 received by Mr. Hill and $2,000 contributed to the Bank's 401(k) profit sharing plan for Mr. Hill for fiscal year 1996. The Bank terminated the 401(k) profit sharing plan in connection with the Conversion. This amount does not include $25,000 of accrued expense under supplemental income agreements established for the benefit of Mr. Hill. Mr. Hill has received no payments under the supplemental income agreements. See "-- Bank Supplemental Income Agreements".
(3) Directors' fees received by Mr. Hill. This amount does not include $223,000 of accrued expense under supplemental income agreements established for the benefit of Mr. Hill. Mr. Hill has received no payments under the supplemental income agreements. See "--Bank Supplemental Income Agreements".
(4) Includes directors' fees of $9,700 received by Mr. Swanner and $1,300 contributed to the 401(k) profit sharing plan for Mr. Swanner for fiscal year 1996. The Bank terminated the 401(k) profit sharing plan in connection with the Conversion. This amount does not include $10,000 of accrued expense under supplemental income agreements established for the benefit of Mr. Swanner. Mr. Swanner has received no payments under the supplemental income agreements. See "--Bank Supplemental Income Agreements".
(5) Directors fees received by Mr. Swanner. This amount does not include $8,000 of accrued expense under supplemental income agreements established for the benefit of Mr. Swanner. Mr. Swanner has received no payments under the supplemental income agreements. See "--Bank Supplemental Income Agreements".

     BANK SUPPLEMENTAL INCOME AGREEMENTS. 1985 Agreements. The Bank entered into Supplemental Income Agreements with Mr. Hill and Mr. Swanner on October 1, 1985. The agreements provide that the Bank will pay Mr. Hill $1,200 per month for a continuous period of 216 months, and Mr. Swanner $861 per month for a continuous period of 180 months. Mr. Hill's benefits will commence on the later of his 62nd birthday or his actual retirement. Mr. Swanner's benefits will commence on the first day of the month following his 65th birthday. If the executive dies while employed by the Bank but before receiving any or all of the payments due under the agreement, the remaining payments will be made to his designated beneficiary, or, if none, to his estate. If the executive becomes disabled prior to his retirement from the Bank, the Bank will pay him the benefits due under the agreement. The plan also provides for an early retirement benefit upon retirement with 30 years of service with the Bank.

     As a condition of the agreements, Mr. Hill and Mr. Swanner must be available to provide consulting services to the Bank during the period the retirement payments are payable and must not engage in activities in Stanly County, North Carolina in competition with the Bank.

     1995 Agreements. In September 1995, the Bank entered into additional Supplemental Income Agreements with Mr. Hill and Mr. Swanner. Under the agreements, the Bank will pay Mr. Hill $25,000 annually and Mr. Swanner $15,000 annually for a period of fifteen years upon the executive's attainment of age 65 or actual retirement, if later.

     If the executive dies while employed by the Bank but before receiving all of his benefits under the agreement, payments will be made to his designated beneficiary, or if none, to his estate, unless the death is by suicide within two years of the execution of the agreement. If the executive becomes disabled while employed by the Bank, but prior to attaining age 65, the Bank will pay the same benefits that would be payable in the event of the executive's death, either in installments over the fifteen-year period or in a lump sum payment. If the executive terminates his service to the Bank for reasons other than death or disability, he or his beneficiary shall be entitled to receive at age 65 or his prior death only the vested portion of the benefits due under the agreement. Vesting occurs according to a schedule contained in the agreement. If the executive's termination of service shall occur after a change in control of the Bank, the executive shall be 100% vested in the retirement benefits.

     As a condition of the agreement, each executive has agreed not to engage in activities in competition with the Bank in Albemarle, North Carolina, and to provide consulting services to the Bank during the period that the retirement benefits are payable.

     The Bank has purchased life insurance on the lives of Mr. Hill and Mr. Swanner to fund its obligations under the agreements described above. Total expense related to those agreements was $35,000 for the fiscal year ended September 30, 1996, and the Bank's accrued liability for plan obligations amounted to $435,000 at September 30, 1996.

     RETIREMENT PLAN. The Bank maintains a non-contributory defined benefit pension plan (the "Pension Plan") for the benefit of all of its employees who have completed one year of service and who are at least 21 years of age. Under the Pension Plan, the Bank annually contributes an actuarially determined amount to provide a benefit for each participant at retirement.

     Participants are fully vested in amounts contributed to the Pension Plan on their behalf by the Bank after completing five years of service. Benefits under the plan are payable in the event of the participant's retirement, death, disability or termination of employment.

     Normal retirement age under the Pension Plan is the later of (a) age 65 or
(b) the fifth anniversary of the date an employee first became a participant in the Pension Plan ("Normal Retirement Age"). Subject to certain restrictions on maximum benefits required by federal law, upon reaching Normal Retirement Age, each participant will receive a retirement benefit in the form of a straight life annuity, determined pursuant to a formula which takes into consideration a participant's "final average compensation," years of service with the Bank and the participant's expected benefits from Social Security. In general, for purposes of the Pension Plan, a participant's "Final Average Compensation" is defined as his average annual compensation for those five consecutive years in the last ten calendar years immediately preceding Normal Retirement Age that produce the highest average. The plan also offers early retirement to participants who have completed 15 years of service and who are at least 55 years of age.

     The following table shows the retirement benefit payable for a range of compensation and years of service for a person who retires at Normal Retirement Age. These are hypothetical benefits based upon the plan's normal benefit formula.


Earnings Credited for
 Retirement Benefits        Years of Service at Normal Retirement

                            15       20      25        30       35
                         -------  -------  -------  -------  -------
$ 25,000................ $ 4,688  $ 6,250  $ 7,813  $ 9,375  $10,938

$ 50,000................ $11,566  $15,421  $19,277  $23,132  $26,987

$ 75,000................ $18,691  $24,921  $31,152  $37,382  $43,612

$100,000................ $25,816  $34,421  $43,027  $51,632  $60,237

$125,000................ $32,941  $43,921  $54,902  $65,882  $76,862

$150,000................ $40,066  $53,421  $66,777  $80,132  $93,487

The benefits listed above are annual amounts and are based on the assumption that the participant is age 65. As of September 30, 1996, the Final Average Compensation and years of service for Mr. Hill and Mr. Swanner would have been:
Mr. Hill -- $122,726 and 39 years; Mr. Swanner -- $85,680 and 22 years.

          401(K) PROFIT SHARING PLAN. In January 1996, the Bank established a contributory savings plan for its employees, which meets the requirements of
Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). All employees who have completed twelve months of service may elect to contribute a percentage of their compensation to the plan each year, subject to certain maximums imposed by federal law. The Bank will match 50% of each participant's contribution, up to a maximum employer contribution of 3% of the participant's compensation. For purposes of the 401(k) profit sharing plan, compensation means a participant's compensation received from the employer as reported on Form W-2.

          Participants are fully vested in amounts they contribute to the plan. Participants are fully vested in amounts contributed to the plan on their behalf by the Bank as employer matching contributions after six years of service according to the following schedule: 1 year, 0%; 2 years, 20%; 3 years, 40%; 4 years, 60%; 5 years, 80%; 6 or more years, 100%.

          Benefits under the plan are payable in the event of the participant's retirement, death, disability or termination of employment. Normal retirement age under the plan is 65 years of age. The total amount contributed by the Bank to the 401(k) profit sharing plan for the fiscal year ended September 30, 1996 was $13,000. The Bank terminated the 401(k) profit sharing plan in connection with the Conversion.

          EMPLOYEE STOCK OWNERSHIP PLAN. In connection with the Conversion, the Bank established the ESOP for eligible employees of the Bank. Employees with 1,000 hours of employment in a plan year and who have attained age 21 are eligible to participate. As part of the Conversion, the ESOP borrowed funds from the Company and used the funds to purchase 359,720 of the shares of Common Stock issued in the Conversion. Collateral for the loan is the Common Stock purchased by the ESOP. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of 10 years or less. Dividends, if any, paid on shares held by the ESOP may also be used to reduce the loan. The loan has not been guaranteed by the Bank.

          Shares purchased by the ESOP are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan are allocated among ESOP participants on the basis of relative compensation in the year of allocation. Benefits vest in annual increments with full vesting upon attaining five years of service (with credit given for years of service prior to the Conversion). Prior to the completion of five years of credited service, a participant who terminates employment for reasons other than death, retirement (or early retirement), or disability will receive only vested benefits under the ESOP. Forfeitures are reallocated among remaining participating employees in the same proportion as contributions. Benefits immediately vest and are payable upon death or disability. The Bank's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

          The Bank has established a committee of the board of directors to administer the ESOP. Trustees for the ESOP were appointed prior to the Conversion. The ESOP committee may instruct the trustees regarding investment of funds contributed to the ESOP. Participating employees may instruct the trustees as to the voting of all shares allocated to their respective ESOP accounts. The unallocated shares held in the suspense account, and all allocated shares for which voting instructions are not received, will be voted by the trustees in their discretion subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

          EMPLOYMENT AGREEMENTS. In connection with the Conversion, the Bank entered into employment agreements with Carl M. Hill and R. Ronald Swanner in order to establish their duties and compensation and to provide for their continued employment with the Bank. The agreements provided for an initial annual base salary of $157,320, for Mr. Hill and $101,160 for Mr. Swanner and for an initial term of employment of three years. Commencing on the first anniversary date and continuing on each anniversary date thereafter, following a performance evaluation of the employee, each agreement may be extended for an additional year. Each agreement provides that base salary shall be reviewed by the board of directors of the Bank not less often than annually. In addition, the employment agreements provide for discretionary bonuses and participation in all other pension, profit-sharing or retirement plans maintained by the Bank or by the Company for employees of the Bank, as well as fringe benefits normally associated with such employee's office, including the use of a company car. The employment agreements provide that they may be terminated by the Bank for cause, as defined in the agreement, and that they may otherwise be terminated by the Bank (subject to vested rights) or by the employee. In the event of a change in control (as defined below), the terms of each agreement shall be automatically extended for three years from the date of the change of control, and the employee's base salary shall be increased at least 6% annually.

          The employment agreements provide that the nature of the employee's compensation, duties or benefits may not be diminished following a change in control of the Bank or the Company. For purposes of the employment agreements, a change in control generally will occur if (i) after the effective date of the employment agreement, any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing 25% or more of any class of voting securities of either the Company or the Bank, or acquires in any manner control of the election of a majority of the directors of either the Company or the Bank, (ii) either the Company or the Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where neither the Company nor the Bank is the surviving corporation in such transaction, or (iii) all or substantially all of the assets of either the Company or the Bank are sold or otherwise transferred to, or are acquired by, any other entity or group.

          SEVERANCE PLAN. In connection with the Conversion, the Bank's board of directors adopted a Severance Plan for the benefit of its employees. The Severance Plan provides that in the event there is a "change in control" of the Bank or the Company (as defined in the Severance Plan) and (i) the Bank or any successor of the Bank terminates the employment of any full time employee of the Bank in connection with, or within 24 months after the change in control, other than for "cause" (as defined in the Severance Plan), or (ii) an employee terminates his or her employment with the Bank or any successor following a decrease in the level of such employee's annual base salary rate or a transfer of such employee to a location outside of Stanly County, North Carolina, as applicable, within 24 months after a change in control, all non-officer employees shall be entitled to a severance benefit equal to the greater of (a) an amount equal to two weeks' salary at the employee's existing salary rate multiplied times the employee's number of complete years of service as a the Bank employee, subject to a maximum payment equal to the employee's annual salary rate at the time of termination; or (b) the amount of one month's salary at the employee's salary rate at the time of termination. The Severance Plan provides that under the circumstances described above, officers of the Bank shall be entitled to receive a severance benefit equal to the greater of (a) the amount of one year's salary at the officer's annual salary rate at the time of termination or (b) an amount equal to two weeks' salary at the officer's existing salary rate multiplied times the officer's number of complete years of service to the Bank. Officers and employees of the Bank who, at the time of a "change in control," are parties to employment agreements are not covered by the Severance Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Compensation Committee of the Bank's board of directors serves the role of the Compensation Committee for the Company. The Compensation Committee determines the compensation of the executive officers and the Bank's other employees. During the fiscal year ended September 30, 1996, the Compensation Committee consisted of Caldwell A. Holbrook, Jr., Joel A. Huneycutt and Douglas
D. Stokes. None of the members of the Compensation Committee were officers or employees of the Bank or the Company during 1996 or in prior years.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

          It is the responsibility of the Bank's Compensation Committee to review and evaluate the performance of the Bank's executive officers. As part of a recently completed compensation review process, the board of directors engaged a consultant to analyze and review the Bank's compensation practices as compared with practices at comparable institutions, compensation surveys and comparative data available from trade associations. The Bank's board of directors believes that it can best attract and retain the level of management expertise and talent needed to efficiently and profitably operate the Bank and the Company by offering competitive intitial base salaries. As a result of the consultant's report, initial base salaries for each the executive officers, including Mr. Hill, the President and Chief Executive Officer, and Mr. Swanner, the Executive Vice President, were largely determined by market factors, including salaries and benefits offered for similar positions by financial institution competitors of similar size and characteristics. Increases in the base salary of each executive officer is determined based upon the executive officer's contributions to the Bank's overall profitability, maintenance of regulatory compliance standards, professional leadership, and management effectiveness in meeting the needs of day-to-day operations. In addition, the executive officers of the Bank are eligible to receive discretionary bonuses--as are all other employees -- declared by the Bank's board of directors.

                                          Compensation Committee

                                          Caldwell A. Holbrook, Jr.
                                          Joel A. Huneycutt
                                          Douglas Dwight Stokes


PERFORMANCE GRAPH

          The Company is required to provide its stockholders with a line graph comparing the Company's cumulative total shareholder return with a performance indicator of the overall stock market and either a published industry index or a Company-determined peer comparison. The purpose of the chart is to help stockholders determine the reasonableness of the Compensation Committee's decisions with respect to the setting of various levels of executive officer compensation. Shareholder return (measured through increases in stock price and payment of dividends) is often a benchmark used in assessing corporate performance and the reasonableness of compensation paid executive officers.

          However, the stockholders should recognize that corporations often use a number of other performance benchmarks (in addition to shareholder return) to set various levels of executive officer compensation. Stockholders should thus consider other relevant performance indicators in assessing shareholder return, such as growth in earnings per share, book value per share, and cash dividends per share, along with other performance measures such as return on equity and return on assets.

          The following graph compares the Company's cumulative shareholder return on the Common Stock with a Nasdaq (U.S. companies) index and with a savings institution peer group whose stock is quoted on Nasdaq. The graph was prepared using data through November 29, 1996.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                      AMONG SOUTH STREET FINANCIAL CORP,
                     NASDAQ STOCK MARKET AND NASDAQ STOCKS

                        PERFORMANCE GRAPH APPEARS HERE


                                                                NASDAQ STOCKS
                                               NASDAQ           (SIC 6030-6039
                             SOUTH STREET      STOCK            US COMPANIES)
                             FINANCIAL         MARKET           SAVINGS
                             CORP.             (US COMPANIES)   INSTITUTIONS
                             ---------------   --------------   --------------
10/03/1996                   $100.0            $100.0           $100.0
10/31/1996                   $ 96.1            $ 98.4           $103.2
11/29/1996                   $114.7            $104.6           $109.9

NOTES:
     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends
     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
     D.  The index level for all series was set to $100.0 on 10/03/96.

CERTAIN INDEBTEDNESS AND TRANSACTIONS OF MANAGEMENT

          The Bank makes loans to its executive officers and directors in the ordinary course of its business. These loans are currently made on substantially the same terms, including interest rates, collateral and repayment terms, as those then prevailing for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectibility or present any other unfavorable features. Applicable regulations prohibit the Bank from making loans to its executive officers and directors at terms more favorable than could be obtained by persons not affiliated with the Bank. The Bank's policy concerning loans to executive officers and directors currently complies with such regulations.


                                   PROPOSAL 2
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

          McGladrey & Pullen, LLP, the Company's and the Bank's independent auditor for the year ended September 30, 1996, has been selected as the Company's and the Bank's independent auditor for the 1997 fiscal year. Such selection is being submitted to the Company's stockholders for ratification. A representative of McGladrey & Pullen, LLP is expected to attend the Annual Meeting and will be afforded an opportunity to make a statement, if he so desires, and to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.
                                                             ---


                PROPOSALS FOR 1998 ANNUAL STOCKHOLDERS' MEETING

          It is presently anticipated that the 1998 Annual Meeting of Stockholders will be held in February of 1998. In order for shareholder proposals to be included in the proxy materials for that meeting, such proposals must be received by the Secretary of the Company at the Company's executive office not later than October 21, 1997, and meet all other applicable requirements for inclusion therein.

          The Company's bylaws provide that, in order to be eligible for consideration at the annual meeting of stockholders, all nominations of directors, other than those made by the Company's Board of Directors, must be made in writing and must be delivered to the Secretary of the Company not less than 30 days nor more than 50 days prior to the meeting at which such nominations will be made; provided, however, if less than 21 days notice of the meeting is given to stockholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.


                                 OTHER MATTERS

          Management knows of no other matters to be presented for consideration at the Annual Meeting or any adjournments thereof. If any other matters shall properly come before the Annual Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

                                 MISCELLANEOUS

          The Annual Report of the Company for the year ended September 30, 1996, which includes financial statements audited and reported upon by the Company's independent auditor, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be a part of this Proxy Statement or a solicitation of proxies.

          THE FORM 10-K FILED BY THE COMPANY WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE PROVIDED FREE OF CHARGE TO THE COMPANY'S STOCKHOLDERS UPON WRITTEN REQUEST DIRECTED TO: SOUTH STREET FINANCIAL CORP., POST OFFICE BOX 489, 155 WEST SOUTH STREET, ALBEMARLE, NORTH CAROLINA 28001, ATTENTION: CARL M. HILL.


                                      By Order of the Board of Directors,



                                      R. Ronald Swanner
                                      Secretary

Albemarle, North Carolina
January 15, 1997

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

                               REVOCABLE PROXY
                         SOUTH STREET FINANCIAL CORP.

                        ANNUAL MEETING OF STOCKHOLDERS
                              FEBRUARY 18, 1997
                                  7:00 P.M.

  The undersigned hereby appoints the official proxy committee of South Street Financial Corp. (the "Company") comprised of Douglas D. Stokes, Joel A. Huneycutt and Greg E. Underwood, each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held at the office of the Company, 155 West South Street, Albemarle, North Carolina, on February 18, 1997 at 7:00 p.m. and at any and all adjournments thereof, as follows:

                                                   WITH-      FOR ALL
                                         FOR       HOLD       EXCEPT
                                         [_]       [_]          [_]


1. The approval of the election of the
   following named directors:

   Carl M. Hill, Caldwell A. Holbrook, Jr., Joel A. Huneycutt, Douglas Dwight Stokes, R. Ronald Swanner and Greg E. Underwood who will serve as directors of the Company until the 1998 Annual Meeting of Stockholders or until their successors are duly elected and qualify.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark
"For All Except" and write that nominee's name in the space provided below.
--------------------------------------------------------------------------------
                                                FOR     AGAINST   ABSTAIN
2. The ratification of                          [_]       [_]       [_]
   McGladrey & Pullen, LLP as
   the independent auditor
   of the Company for the year
   ending September 30, 1997.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING: [_]


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

  If no instructions are given, the proxy will be voted for the nominees for election to the Board of Directors named in this Revocable Proxy and for the ratification of the selection of McGladrey & Pullen, LLP as the independent auditor for the Company for the 1997 fiscal year. If instructions are given with respect to one but not both proposals, such instructions as are given will be followed and the proxy will be voted for the proposal on which no instructions are given.


                                    --------------------------------------------
  Please be sure to sign and        Date
date this Proxy in the box below.
--------------------------------------------------------------------------------

---Stockholder sign above---Co-Holder (if any) sign above---

 +                                                                         +
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
[UP ARROW APPEARS HERE]                                 [UP ARROW APPEARS HERE]
   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.
                          SOUTH STREET FINANCIAL CORP.

-------------------------------------------------------------------------------
The above signed acknowledges receipt from the Company, prior to the execution of this Proxy, of a Notice of Annual Meeting and a Proxy Statement dated January 15, 1997.
Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign, but only one signature is required.

                              PLEASE ACT PROMPTLY
                   SIGN, DATE AND MAIL YOUR PROXY CARD TODAY
--------------------------------------------------------------------------------